Exhibit 10.4
2023 Deferred Stock Unit Agreement
under the Galectin Therapeutics Inc.
2019 Omnibus Equity Compensation Plan

Pursuant to the terms of the Galectin Therapeutics Inc. 2019 Omnibus Equity Compensation Plan (the “Plan”), Galectin Therapeutics Inc., a Nevada corporation (the “Company”) will issue the number of shares of the Company’s common stock equal to the number of Deferred Stock Units (“DSUs”) granted in accordance with the terms set forth in this agreement (this “Agreement”).  This Agreement is entered into effective as of July 25, 2022.

Notwithstanding anything in this Agreement to the contrary, the grant of the DSUs pursuant to this Agreement and the issuance of shares of the Company’s common stock in settlement of such DSUs shall be subject to, and governed by, all the terms and conditions of the Plan.  To the extent there is any inconsistency between the terms of the Plan and of this Agreement, the terms of the Plan shall control.

All capitalized terms used in this Agreement and not otherwise defined shall have the respective meanings given such terms in the Plan.

1.      General.  Each DSU represents a right to receive one share of the Company’s common stock (a “Share”) in accordance with and subject to the terms and conditions of this Agreement and the Plan.  By execution of this Agreement, the Grantee agrees to be bound by all of the terms and provisions of the Plan, the rules and regulations under the Plan adopted from time to time, and the decisions and determinations of the Board made from time to time.

2.      Number of DSU.  Pursuant to the terms of the Grantee’s employment agreement with the Company, as amended on July 25, 2022 (the “Employment Agreement”), 80% of the Grantee’s base salary earned during the 2023 calendar year shall be paid in the form of DSUs that will settle in accordance with the terms of this Agreement.  The number of whole and fractional DSUs credited to the Grantee’s Account (as defined in Section 3 below) with respect to his base salary for each payroll period during calendar year 2023 shall equal the quotient obtained by dividing (i) 80% of the gross amount of the Grantee’s base salary earned during such payroll period by (ii) the closing price of the Company’s Common Stock on the date he receives the cash portion of his base salary.

3.      Account for Grantee. The Company shall maintain a bookkeeping account for the Grantee (the “Account”) reflecting the number of whole and fractional DSUs credited to the Grantee pursuant to Section 2.

4.      Nontransferability.  The Grantee may not transfer DSUs or any rights hereunder to any third party other than by will or the laws of descent and distribution.

5.      Vesting.  The DSUs credited to the Grantee’s Account as of any date shall be fully vested and nonforfeitable at all times.

6.      Settlement - Delivery of Shares.  The Company shall issue the Shares underlying the outstanding whole number of DSUs credited to the Grantee’s Account (along with any cash credited to the Grantee’s Account) as follows:  fifty (50%) percent shall be issued and/or paid on March 1, 2025 and fifty (50%) percent shall be issued and/or paid on January 5, 2026; provided however, that all remaining whole Shares underlying the DSUs credited to the Grantee’s Account (and any remaining cash credited to the Grantee’s Account) will be distributed to the Grantee on the earlier of (i) the first business day of the seventh (7th) month following the Grantee’s Separation from Service, and (ii) the date of the Grantee’s death.  Each date on which the Grantee is schedule to receive Shares and cash in an installment payment as a lump sum payment (each of which shall be deemed to constitute a separate payment for purposes of Section 409A) is referred to herein as a “Settlement Date.”  The Fair Market Value of any fractional DSU determined as of the applicable Settlement Date, along with any other cash credited to the Grantee’s Account pursuant to the following paragraph shall be paid to the Grantee in cash on or as soon as reasonably practicable after the Settlement Date.

In the event a Change in Control of the Company occurs prior to the Settlement Date, the Grantee’s Account will be credited with the consideration payable in such Change in Control with respect to the Shares subject to the DSUs then credited to the Grantee’s Account immediately prior to such Change in Control.  If the Grantee’s employment with the Company continues after a Change in Control, the Grantee’s Account will be credited with the cash value of the portion of his base salary and annual performance bonus that would have been credited in the form of DSUs but for the Change in Control.  The portion of the Grantee’s Account denominated in cash pursuant to the preceding sentence (i.e., the amount attributable to base salary and annual performance bonuses credited to the Grantee’s Account after the Change in Control) shall be credited with interest at three (3%) percent compounded annually.  For avoidance of doubt, a Change in Control shall not result in acceleration of the settlement of the Grantee’s Account and the payment of all amounts or other property credited to the Grantee’s Account in connection with the Change in Control shall be paid or delivered to the Grantee on as soon as reasonably practicable after the Settlement Date.

7.      Miscellaneous.

(a)            Change and Modifications.  This Agreement may not be orally changed, modified or terminated, nor shall any oral waiver of any of its terms be effective.  This Agreement may be changed, modified or terminated only by an agreement in writing signed by the Company and the Grantee.  Any amendment or modification to Section 2 of this Agreement will become effective with respect to the Grantee’s base salary and annual performance bonus earned in the calendar year following the calendar year in which such amendment is executed.

(b)            Tax Withholding.  The Grantee agrees to make appropriate arrangements with the Company for the satisfaction of all applicable Federal, state and local income tax withholding requirements, if any, arising in connection with the delivery of Shares or other property and payment of any cash to the Grantee in accordance with this Agreement.

(c)            Notices.  All notices, requests, consents and other communications shall be in writing and be deemed given when delivered personally, by telex or facsimile transmission or when received if mailed by first class registered or certified mail, postage prepaid.  Notices to the Company or the Grantee shall be addressed as set forth underneath their signatures below, or to such other address or addresses as may have been furnished by such party in writing to the other.

(d)            Counterparts.  For the convenience of the parties and to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned as of the date first above written.

GALECTIN THERAPEUTICS INC.

By:	/s/ Kevin D. Freeman
Name: Kevin D. Freeman
Title: Vice-Chairman and Authorized Director

Address:

4960 Peachtree Industrial Boulevard
Suite 240
Norcross, GA 30071

The undersigned hereby acknowledges receiving and reviewing a copy of the Plan and understands that the DSUs granted herein are subject to the terms of the Plan and of this Agreement.  This Agreement is hereby accepted, and the terms and conditions thereof and of the Plan hereby agreed to, by the undersigned as of the date first above written.

GRANTEE:

/s/ Joel Lewis
Name: Joel Lewis

DESIGNATION OF BENEFICIARY:    Beth J. Lewis